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                                                                EXHIBIT 10.16

          AGREEMENT FOR CONSULTING SERVICES AND SABBATICAL EMPLOYMENT


    This Agreement is made by and between Pegas Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Jeffrey A. Hubbell ("Hubbell") as
of             , 1992.
   ------------

    1. Consulting Services and Sabbatical Employment. During the Consulting Term (as defined below), Hubbell shall provide to the Company the consulting services set forth in Exhibit A in accordance with the terms and conditions contained in this Agreement. During the Employment Term (as defined below), Hubbell shall be a full-time employee of the Company and shall have the title "Visiting Senior Scientist."

    2. Term. Unless terminated in accordance with the provisions of paragraph 8 hereof, the Consulting Term of this Agreement shall commence on the date hereof, shall terminate on the first day of the Employment Term, shall resume on the last day of the Employment Term and shall terminate on the date which is four years from the date hereof. Unless terminated in accordance with the provisions of paragraph 8 hereof, the Employment Term of this Agreement shall commence on June 1, 1992 (or such later date as the Company's facility is available) and shall continue for a period of 12 months.

    3. Payment for Service Rendered. For providing the consulting services as defined herein, the Company shall pay Hubbell the amounts set forth below:

         (a) Consulting Term. During the Consulting Term, the Company will pay Hubbell a consulting fee at the rate of $18,000 per year, payable in equal monthly installments.

         (b) Employment Term. During the Employment Term, the Company will pay Hubbell a salary of $77,000 per annum (such amount including a University of Texas grant contribution of approximately $11,520) plus a consulting fee at the rate of $18,000 per annum, payable in equal monthly installments and less applicable withholding and other payroll deductions. In addition, during the Employment Period (but not the Consulting Period), Hubbell will be entitled to the following benefits:

              (i) The Company will pay Hubbell's reasonable moving expenses, to be approved in advance by the Company, for relocating from the Austin, Texas area to the Boston, Massachusetts area or the San Francisco, California Bay Area (the area in which the Company's facility is located shall be referred to as the "Company Facility Area").

             (ii) In the event that Hubbell's per month cost of renting a home (comparable to Hubbell's current home) in the Company Facility Area is in excess of the per month rent Hubbell is able to obtain for his current home, the Company will

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                   reimburse Hubbell for such difference up to a maximum of
                   $1,000.00 per month (or such other amount as may be agreed upon between the Company and Hubbell). Such reimbursement shall be less applicable withholding and other payroll deductions.

            (iii) The Company will enroll Hubbell and his dependents in the Company's health insurance plan or, at the Company's option, pay for continuation of Hubbell's current health benefits during the Employment Period.

             (iv) The Company will pay the following overhead items: (1) up to one round-trip flight per month for Hubbell from the Company Facility Area to Austin, Texas at the discount airfare available to the University of Texas (estimated at $500 per round trip for a total of approximately $6,000),
                   (2) up to one Federal Express box per week (less one personal visit per month) (estimated at $35 per box for 40 weeks for a total of approximately $1,400), (3) costs of sending personal facsimile transmissions of up to $600. Payments for these items will be made quarterly to the departmental gift fund of the University of Texas Chemical Engineering Department.

During both the Consulting Term and the Employment Term, the Company shall reimburse Hubbell for all approved Company expenses including travel.

    4. Stock Purchase. Hubbell shall have the right to purchase 86,200 shares of Common Stock for cash at a price of $.01 per share. Unless terminated in accordance with the provisions of paragraph 8 hereof, 68,000 of such shares shall vest during the four year period commencing on the date first written above and continuing until the four year anniversary of such date, and 18,200 of such shares shall vest during the Employment Term. These shares shall be issued pursuant to a Stock Purchase Agreement of even date herewith.

    5. Nature of Relationship. During the Consulting Term, Hubbell shall be deemed an independent contractor and will not act as an agent nor shall he be deemed an employee of the Company for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits or otherwise. Hubbell shall not enter into any agreement or incur any obligations on the Company's behalf, or commit the Company in any manner without the Company's prior consent. During the Employment Term, Hubbell shall be considered an employee of the Company.

    6. Inventions, Patents and Technology. Hubbell shall promptly and fully disclose and assign and transfer to the Company any and all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, or other intellectual property ("Proprietary Information") which relate to the business of the Company and which are conceived, developed or reduced to practice by Hubbell during the Consulting Term or the Employment Term hereunder. If Hubbell conceives, develops or reduces to practice during the performance of the consulting or employment services hereunder Proprietary Information which does not relate to the business of the Company,

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Hubbell shall give the Company written notice describing such Proprietary
Information in general terms and the Company shall have thirty (30) days from receipt of such notice to notify Hubbell if it desires rights to utilize such Proprietary Information in which event the Company and Hubbell shall in good faith negotiate terms and conditions for the Company to obtain such rights. Hubbell shall treat all Proprietary Information as the confidential information of the Company. Except as otherwise provided, the Company shall be the sole owner of any and all Proprietary Information, including all patents that may result therefrom, and Hubbell shall have no right to use the Proprietary Information for any purpose whatsoever other than to perform services for the Company hereunder. Hubbell shall execute any and all documentation requested by the Company in connection with the foregoing.

    7. Confidentiality. Hubbell agrees that he shall not use (except for the Company's benefit) or divulge to anyone either during the term of this Agreement or for five (5) years thereafter any of the Company's trade secrets or other confidential or proprietary data or information of any kind whatsoever ("Company Information") acquired by Hubbell in carrying out the terms of this Agreement. Hubbell further agrees that upon completion or termination of this Agreement, he will turn over to the Company, or make such disposition thereof as may be directed or approved by the Company, any notebook, data, information or other material acquired or compiled by Hubbell in carrying out the terms of the Agreement. Notwithstanding the foregoing, Hubbell shall be free to disclose any results, information, discoveries, inventions or data which has been acquired by Hubbell outside of this Agreement. Hubbell further agrees that he will not disseminate and/or publish any research results, information, discoveries, inventions or data conceived or developed in the course of any work sponsored by the Company at any medical institution or any institution of higher learning. Hubbell shall not divulge Company Information to any person unless such person shall have executed a confidentiality agreement with the Company.

    8. Termination. Without limiting any rights which either party may have by reason of any default by the other party, either party reserves the right to terminate this Agreement for any reason or for no reason during either the Employment Term or the Consulting Term at its convenience by written notice to the other party given sixty (60) days prior to the date of such termination. Such termination shall be effective in the manner and upon the date specified in said notice. The provisions of Paragraphs 6 and 7 above shall survive any termination or expiration of this Agreement.

    9. Hubbell's Covenants. Hubbell hereby covenants and agrees that, during the Consulting Term, except for his primary employment described in
Section 10, Hubbell shall not become employed by or perform consulting services in a field which is known by Hubbell to be in the Company's field of business for any person or entity that is or, as a result of such services, would become, a competitor in the Company's field of business or otherwise would create a conflict of interest for Hubbell. Hubbell agrees that during the Employment Term he shall devote his full working time and attention to the performance of his duties for the Company and shall not be actively engaged or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, provided that he shall be entitled to spend approximately 16% of his working time on University of Texas related matters and on other consulting activities (provided such other consulting activities do not interfere with the performance of his duties hereunder). Hubbell agrees that, during the Consulting Term and the Employment Term, he will inform the Company immediately

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if he finds himself in an actual or potential conflict due to any change in the business interests of the Company or due to any changes in the business interests of other companies for which Hubbell serves as consultant, advisor or otherwise.

    10. Primary Employer. The Company and Hubbell recognize that Hubbell's primary duty is to his current primary employer, and that such primary employer's policy guidelines and Hubbell's obligations to such primary employer shall govern in the event a conflict arises with this Agreement. If Hubbell should leave his current primary employer and accepts employment with a similar institution, the guidelines of that institution shall govern. Hubbell agrees that while he is employed with the Company during his sabbatical from the University of Texas, the Company shall be considered his primary employer.

    11.  Miscellaneous.

         (a) No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

         (b) This Agreement shall be deemed to be a contract made under the law of the State of California and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and be governed by the law of such state.

         (c) This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled or waived in whole or in part, except by written instruments signed by the parties hereto.

         (d) This Agreement, including the exhibits attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

         (e) Hubbell may not subcontract any part or all of the services to be provided without the prior written consent of the Company; however, Hubbell may, at his own expense, use assistants to accomplish the services required by this Agreement.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  CONSULTANT:

                                  /s/ Jeffrey A. Hubbell
                                  -----------------------------------
                                  Jeffrey A. Hubbell


                                  Dept. of Chemical Engineering
                                  University of Texas
                                  Austin, TX 78712-1062


                                  SS# ###-##-####
                                     --------------------------------

                                  PEGAS PHARMACEUTICALS, INC.


                                  By: Stephen C. Rowe
                                      -------------------------------


                                  Title: VP Corporate Development
                                        -----------------------------

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                          AGREEMENT FOR CONSULTING SERVICES

                                      EXHIBIT A



    1.   Description of consulting services:

         (a)  Scientific Advisor:  Biomaterials

              - Attend advisory meetings monthly (or at frequency to be determined by Company) reviewing research plans on adhesions, femoral plugs, less invasive surgical products, restenosis and/or other projects the Company develops.

              - Play a key role in the Company's biomaterial product development team which will consist of in house scientists, engineers and management; and outside leading academic/clinical advisors in the relevant disease states.

              - Be available for review of Company's research plans and research in Dr. Hubbell's laboratories.

              - Facilitate transfer of technology of photocrosslinked and other PEG containing polymers to the company.

              - Be available to consult for the Company in the area of new developments in biomaterials and their application to the Company's business.

         (b)  Attend outside meetings as requested by the Company

              -    Corporate development meetings.

              - Scientific (review) meetings with academic/clinical researchers/other.

              -    Fund raising meetings (i.e. venture capital and other).

              -    FDA/regulatory.

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         (c)  Recruiting

              - Play an important role in recommending key employees and scientific advisors to aid the company's efforts in biomaterials, product development, and clinical development.

              -    As requested by the Company, interview key candidates.

              - As requested by the Company, check references on key candidates.

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